THE UNDERSIGNED HEREBY CERTIFIES individually and on behalf of the American Growth Fund, Inc. (the "Fund"):
that I am the duly elected Secretary of the Fund, and that set forth below is a true and correct copy of resolutions duly adopted by a majority of the board who are not interested persons of the Fund at special meeting of the Board of Directors of the Fund duly held on September 19, 2013, and that such resolutions have not been amended or rescinded and are now in full force and effect:

RESOLVED, that the terms and amount of the joint insured fidelity bond maintained with ICI Mutual Insurance Company in the aggregate amount of $3,000,000 with respect to registered investment companies in the Trust are approved in substantially the form presented at the meeting;

FURTHER RESOLVED, that the amount of fidelity bond coverage is approved after consideration of all factors deemed relevant by the Board, including, but not limited to, the value of the Fund´ assets; the insurance marketplace; the other parties named as insureds and the nature of their business; the allocation of the premium; the Funds´ internal controls; and the nature of the securities in the Funds´ portfolio;

FURTHER RESOLVED, that the officers of the Fund are authorized and directed to execute such other documents and take such other action as may be deemed necessary or appropriate to maintain the Funds´ fidelity bond including, but not limited to, making further changes in the Agreement with the advice of counsel and executing the Agreement on behalf of the Fund; and that Michael L. Gaugahn, in his capacity as the Corporate Secretary of the Fund, is hereby authorized to make the filings and give the notices required.

IN WITNESS WHEREOF, I have executed this Certification as of this 10th day of March, 2014.

/s/ Michael L. Gaughan
Michae L. Gaughan
Secretary